NUMBER
0

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

SHARES

Auto Search Cars, Inc.

See Reverse for Certain Definitions

1,000,000 SHARES PAR VALUE $0.0001 EACH
PREFERRED STOCK

SPECIMEN

This is to Certify that ______________________ is the owner of

FULLY PAID AND NON-ASSESSABLE SHARES OF PREFERRED STOCK OF
Auto Search Cars, Inc.

transferable on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

Witness, *the seal of the Corporation and the signatures of its duly authorized officers.*

Dated

Secretary

President